Exhibit 99.1

News Release

TCEH Corp., Parent Company for Luminant and TXU Energy, Emerges

from Chapter 11 as a Competitive, Well-Capitalized Company

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Restructuring Eliminates More Than $33 Billion in Debt

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Company to Benefit from Lowest Leverage of Any Comparable Company

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Energy Industry Veteran Curt Morgan Formally Named CEO

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Company Closes on $4.25 Billion Exit Financing Facility

DALLAS – October 4, 2016 –TCEH Corp. today announced that it and certain of its subsidiaries, including operating businesses Luminant and TXU Energy, have emerged from Chapter 11 as a standalone company effected through a tax-free spinoff from Energy Future Holdings Corp. The emergence follows satisfaction of all necessary conditions, including regulatory prerequisites, contained as part of EFH’s Third Amended Plan of Reorganization, which was entered by the U.S. Bankruptcy Court for the District of Delaware on August 29, 2016.

EFH and Energy Future Intermediate Holding Company LLC, which own an indirect 80 percent equity interest in Oncor, remain in Chapter 11 and are proceeding toward Chapter 11 emergence on a separate, standalone schedule.

Concurrent with emergence, TCEH Corp. has issued approximately 427.5 million shares of its common stock, as well as other proceeds, to the pre-emergence first lien creditors of Texas Competitive Electric Holdings Company LLC (“Former TCEH”). Beginning today, this common stock is publicly traded on the OTCQX market under the ticker symbol THHH.

Experienced Leadership

TCEH Corp. has also appointed a new board of directors consisting of Gavin Baiera, Jennifer Box, Jeff Hunter, Michael Liebelson, Cyrus Madon, Curt Morgan and Geoffrey Strong. Curt Morgan will assume responsibilities as chief executive officer of TCEH Corp., effective immediately. During his 35-year career, Mr. Morgan has held leadership responsibilities in nearly every major U.S. power market. Most recently, he had been serving as a consultant for Former TCEH’s first-lien creditors. Prior to that, he was an operating partner at Energy Capital Partners, a private equity firm focused on investing in North America’s energy infrastructure. Earlier in his career, Mr. Morgan served as the president and CEO of both EquiPower Resources Corp. and FirstLight Power Resources, Inc. He recently served as a director of Summit Midstream Partners and has held leadership positions at NRG Energy, Mirant Corporation, Reliant Energy and BP Amoco.

“TCEH Corp. emerges from the restructuring process with a superb integrated business. TXU Energy and Luminant are competitive, well-resourced and positioned for continued operational excellence and opportunistic growth in the growing Texas market and potentially beyond,” said Mr. Morgan. “This outcome would not have been possible without the support of key stakeholders, including the company’s valued people, customers and business partners. So while industry conditions remain challenging – and we must continue to adapt accordingly – the long-term potential of our integrated, industry-leading retail business and a cost-effective generation company is extremely powerful.”

A Newly Capitalized, Stronger Company

TCEH Corp. consists of Texas’ largest electric power generator, Luminant, and TXU Energy, a competitive retail electricity provider, with almost 17,000 megawatts of generation and 1.7 million retail customers, respectively. TCEH Corp. now believes this robust operating platform is now complemented by a strong balance sheet and liquidity position, as the company has eliminated more than $[33] billion of debt and other obligations through the Chapter 11 restructuring process. TCEH Corp. further benefits from very low leverage relative to its peer group at 2.3 times of gross secured debt-to-EBITDA and 1.5 times on a net basis (secured debt less cash on hand), based on the projected 2016E EBITDA as disclosed to the bankruptcy court in connection with the bankruptcy proceedings.

At emergence, the company’s available liquidity position is estimated to be approximately $1.5 billion, including an undrawn $750 million net borrowings available under the new $4.25 billion exit financing facility.

About TCEH Corp.

TCEH Corp. is a premier Texas-based energy company focused on the competitive energy and power generation markets through operation as the largest generator and retailer of electricity in the growing Texas market. Our integrated portfolio of competitive businesses consists primarily of Luminant and TXU Energy. Luminant generates and sells electricity and related products from our diverse fleet of generation facilities totaling approximately 17,000 MW of generation in Texas, including 2,300 MW fueled by nuclear power, 8,000 MW fueled by coal, 6,000 MW fueled by natural gas, and is a large purchaser of wind-generated electricity. TXU Energy sells retail electricity and value-added services (primarily through our market-leading TXU Energy™ brand) to approximately 1.7 million residential and business customers in Texas.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements, which are subject to risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under “Risk Factors” and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by Energy Future Competitive Holdings Company LLC and other important factors that could cause actual results to differ materially from those implied by such forward-looking statements, including any effects or changes resulting from the emergence of the Company from Chapter 11 and any strategies TCEH employs to address its cost structure, liquidity and capital resources or pursue growth opportunities in any particular market.

Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, TCEH undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all of them; nor can TCEH assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

Media

Allan Koenig

214-812-8080

Allan.Koenig@energyfutureholdings.com